OPERATING AGREEMENT
OF
DRIVER’S SEAT, LLC

TABLE OF CONTENTS

Page

ARTICLE I:	ORGANIZATION AND FILING	1

1.1	Organization and Filing	1

1.2	General Definitions	1

ARTICLE II:	PURPOSE AND TERM	2

2.1	Name	2

2.2	Registered Agent	2

2.3	Company Purposes	3

2.4	Term	3

2.5	Percentage Interest	3

ARTICLE III:	CAPITAL CONTRIBUTIONS	3

3.1	No Capital Contributions Required	3

3.2	Sole Member's Limited Liability	3

3.3	Loans	3

ARTICLE IV:	DISTRIBUTIONS	3

4.1	Amount and Time of Distributions	3

4.2	Limitation Upon Distributions	3

4.3	Return of Capital	3

ARTICLE V:	TAX TREATMENT	4

5.1	Tax Treatment	4

ARTICLE VI:	MANAGEMENT	4

6.1	Management	4

6.2	Number, Tenure, and Qualifications	4

6.3	Authority to Bind the Company	4

6.4	Reliance upon Actions by Manager	4

6.5	Management Powers and Responsibilities	5

6.6	Manager has no Exclusive Duty to Company	6

6.7	Records	6

6.8	Tax Returns and Fiscal Year	6

6.9	Exculpation of the Manager	6

6.10	Indemnification of Manager; Insurance	7

i

TABLE OF CONTENTS
(continued)
Page

6.11	Salary and Expenses	7

6.12	Resignation	7

6.13	Vacancies	7

6.14	Related-Party Transactions	7

6.15	Meetings	7

6.16	Appointment of Officers	7

ARTICLE VII:	ADMISSIONS, TRANSFERS, AND WITHDRAWALS	8

7.1	Admission of Member	8

7.2	Rights of Successor in Interest	8

7.3	Right to Withdraw	8

7.4	Restrictions on Transfers	8

7.5	Rights of Assignee	8

7.6	Investment Representations and Agreements	8

ARTICLE VIII:	LIQUIDATION AND WINDING UP	9

8.1	Dissolution	9

8.2	Liquidation	9

8.3	Articles of Termination	9

ARTICLE IX:	MISCELLANEOUS	9

9.1	Governing Law	9

9.2	Notices	9

9.3	Severability	10

9.4	Binding Effect	10

9.5	Titles and Captions	10

9.6	Pronouns and Plurals	10

9.7	No Third-Party Rights	10

9.8	Amendments	10

9.9	Authority to Enter into Agreement	10

ii

OPERATING AGREEMENT
OF
DRIVER’S SEAT, LLC

THIS OPERATING AGREEMENT (“Agreement”) is made and entered into as of this 10th day of September, 2013, by and among DRIVER’S SEAT, LLC, a Delaware manager-managed limited liability company (the “Company”); DRIVETIME CAR SALES COMPANY, LLC, an Arizona limited liability company, as the sole member of the Company (the “Sole Member”) and JON EHLINGER, as the sole manager of the Company (the “Manager”).
For the consideration of their mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE I:
ORGANIZATION AND FILING
1.1    Organization and Filing. The Sole Member shall timely execute (or authorize one or more other persons to execute) all appropriate amendments to the articles of organization, and all other certificates, articles, applications, and other documents that are needed to accomplish all filing, recording, publishing and other acts necessary or appropriate to comply with all requirements for the initial and continued operation of the Company pursuant to this Agreement under the laws of every jurisdiction in which the Company is formed or does business.
1.2    General Definitions. The following terms, when appearing in this Agreement with initial letters capitalized, shall have the following meanings:
“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18‑101 et seq.), as amended from time to time (or any corresponding provisions of succeeding law), and all references to specific sections thereof shall include any amended or successor provisions thereto.
“Agreement” means this written operating agreement, as amended from time to time.
“Capital Contribution” means the amount of money and the fair market value of other property or services contributed to the capital of the Company pursuant to this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company” means “Driver’s Seat, LLC”.
“Interest” in the Company means the economic rights of the Sole Member (and its Successor in Interest) to share in distributions of cash and other property from the Company pursuant to the Act and this Agreement.
“Manager” means Jon Ehlinger, or any other Person that becomes the manager pursuant to this Agreement.

“Net Available Cash Flow” means with respect to any period, the cash receipts of the Company during such period from any and all sources, including cash proceeds from Capital Contributions, borrowings, and sales of property, less the portion thereof used during such period to pay (or establish reasonable reserves for) all Company expenses and obligations, debt payments, all costs of capital improvements, expansions and replacements, contingencies, and any other proper cash expenditure of the Company. All reserves for working capital, capital expenditures, future fixed or contingent obligations and other purposes shall be established and funded in such amounts as may be approved from time to time by the Manager subject to the Sole Member’s approval. “Net Available Cash Flow” shall not be reduced by depreciation, amortization or similar non‑cash allowances. In no event shall “Net Available Cash Flow” exceed the amount by which the fair market value of the assets of the Company exceed all liabilities of the Company, other than interest or principal due with respect to Sole Member loans, to be determined in accordance with Section 29-706 of the Act.
“Percentage Interest” of the Sole Member means the percentage indicated for such Sole Member in Section 2.6 hereof.
“Person” means any natural person and any legal entity.
“Sole Member” means DriveTime Car Sales Company, LLC.
“Successor in Interest” means any Person who succeeds to the ownership of the Sole Member’s Interest and who has not been admitted as a member of the Company.
“Withdrawal Event” means the occurrence of any of the following events:
(a)    if the Sole Member withdraws from the Company through the transfer of all of its Interest in the Company;
(b)    if the Sole Member does any of the following: (i) makes an assignment for the benefit of its creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudicated as bankrupt or insolvent; (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or rule; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a bankruptcy, insolvency, reorganization or similar proceeding; or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Sole Member or of all or any substantial part of its property; or
(c)    the filing of a certificate of dissolution or its equivalent for the Sole Member or revocation of its charter.
ARTICLE II:
PURPOSE AND TERM
2.1    Name. The name of the Company shall be “Driver’s Seat, LLC” or such other name as the Manager from time to time shall select.
2.2    Registered Agent. The name and address of the registered agent for service of process for the Company in the State of Delaware is Paracorp Incorporated, 2140 S. DuPont

Highway, City of Camden, County of Kent, Delaware 19934, or such other place as the Manager from time to time shall determine
2.3    Company Purposes and Powers. The business purpose of the Company shall be to transact any lawful business as may be authorized under the Act. Without limiting the foregoing, the Company shall be engaged in the business of holding interests in leasing motor vehicles.
2.4    Term. The term of the Company shall commence on the filing of its Certificate of Formation and shall not expire except in accordance with the provisions of Article VIII or in accordance with the Act.
2.5    Percentage Interest. The Sole Member’s Percentage Interest is one hundred percent (100%). Subject to the written approval of the Sole Member, the Company may issue additional limited liability company membership interests to one or more other Persons in exchange for Capital Contributions to the Company. In such event, this Agreement shall be amended and restated to provide for the respective rights and obligations of the Sole Member and such additional members of the Company.
ARTICLE III:
CAPITAL CONTRIBUTIONS
3.1    No Capital Contributions Required. The Sole Member will not be required to contribute any capital to the Company. The Sole Member may make Capital Contributions at such times and in such amounts as the Sole Member, in its sole and absolute discretion, considers in its best interest.
3.2    Sole Member’s Limited Liability. Except as required by law, the Sole Member shall not be liable for the debts, liabilities, contracts or any other obligations of the Company beyond the Capital Contribution(s) made by the Sole Member under this Agreement.
3.3    Loans. The Sole Member may, at any time, make or cause a loan to be made to the Company in any amount and upon such terms as the Company and the Sole Member may agree.
ARTICLE IV:
DISTRIBUTIONS
4.1    Amount and Time of Distributions. The Manager may distribute the Net Available Cash Flow of the Company for each fiscal year at the end of each fiscal year (or more frequently as the Sole Member may deem appropriate) to the Sole Member.
4.2    Limitation Upon Distributions. Notwithstanding Section 4.1 above, no distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company.
4.3    Return of Capital. The Sole Member shall not be entitled to the return of, or interest on, the Sole Member’s Capital Contributions except as provided herein.

ARTICLE V:
TAX TREATMENT
5.1    Tax Treatment. The Company, for federal income tax purposes, shall be disregarded as an entity separate from its Sole Member for so long as all Interests are held by the Sole Member. In the event that there is more than one member, the Manager and members intend that the Company shall be operated in a manner consistent with its treatment as a partnership for Federal and state income tax purposes. Neither the Manager nor the Sole Member shall take any action inconsistent with the express intent of the parties hereto.
ARTICLE VI:
MANAGEMENT
6.1    Management. The business and affairs of the Company shall be managed exclusively by its designated Manager. The Manager shall direct, manage, and control the business of the Company to the best of its ability and, unless otherwise provided in this Agreement, shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company in performing its duties under this Agreement. The Manager shall act in good faith and in a manner that the Manager reasonably believes to be in the best interests of the Company and the Sole Member.
6.2    Number, Tenure, and Qualifications. The initial Manager shall be Jon Ehlinger. The number of Managers shall be fixed from time to time by the Sole Member, but in no instance shall there be less than one Manager. Each Manager shall hold office until such Manager resigns or is removed by the Sole Member at the Sole Member’s discretion. A Manager need not be a resident of the State of Delaware or a member of the Company.
6.3    Authority to Bind the Company. Unless authorized in writing to do so by this Agreement or by a Manager, neither the Sole Member nor an agent or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose. The Manager, without the written consent of the Sole Member, shall not file or cause to be filed any action in bankruptcy involving the Company.
6.4    Reliance upon Actions by Manager. Any Person dealing with the Company may rely upon any action taken by the Manager on behalf of the Company, and any and all deeds, bills of sale, assignments, mortgages, deeds of trust, security agreements, promissory notes, or other contracts or instruments executed by the Manager on behalf of the Company shall be binding upon the Company. The Sole Member agrees that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same. Without limiting the generality of the foregoing, any Person dealing with the Company may rely upon a certificate or written statement signed by the Manager as to:
(a)    The identity of the Manager or the Sole Member;
(b)    The existence or nonexistence of any fact(s) that constitute a condition precedent to acts by the Manager or that are in any other manner germane to the affairs of the Company;

(c)    The persons who are authorized to execute and deliver any instrument or documents of the Company; or
(d)    Any act or failure to act by the Company on any other matter whatsoever involving the Company or the Sole Member.
6.5    Management Powers and Responsibilities. Without limiting the generality of Section 6.1 hereof, the Manager shall have power and authority, on behalf of the Company:
(a)    To enter into contracts consistent with the purpose of the Company. The fact that the Sole Member or the Manager is directly or indirectly affiliated or connected with any such Person shall not prohibit the Manager from dealing with such Person;
(b)    To borrow money from banks, other lending institutions, the Sole Member, or affiliates of the Sole Member on such terms as deemed appropriate, and in connection therewith to hypothecate, encumber, and grant security interests in the assets of the Company to secure repayment of the borrowed sums;
(c)    To purchase liability and other insurance to protect the Company’s property and business;
(d)    To purchase, sell, hold and own any property, whether real and/or personal, and to lease such properties in the name of the Company;
(e)    To invest any Company funds (by way of example, but not limitation) in time deposits, short‑term governmental obligations, commercial paper, or other investments;
(f)    Upon written approval by the Sole Member, to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as such disposition does not violate or otherwise cause a default under any other agreement to which the Company may be bound;
(g)    To execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes, and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company’s property, assignments, bills of sale, leases, partnership agreements, and any other instruments or documents necessary, in the opinion of the Manager, to the business of the Company;
(h)    To hire employees and to enter into contracts to employ accountants, legal counsel, managing agents, or other independent contractors to perform services for the Company and to compensate them from Company funds. The fact that the other contracting party is the Sole Member or the Manager or is directly or indirectly affiliated or connected with the Sole Member or the Manager shall not prohibit the Manager from dealing with such Person on the Company’s behalf;
(i)    To make an assignment for the benefit of creditors of the Company, file a voluntary petition in bankruptcy, or appoint a receiver for the Company, provided such action has been approved in advance in writing by the Sole Member;

(j)    To enter into any and all other agreements on behalf of the Company with any other Person or entity for any purpose, in such forms as the Manager may approve;
(k)    To open bank accounts in the name of the Company and to designate and remove from time to time, at the Manager’s discretion, all signatories on such bank accounts; and
(l)    To do and perform all other lawful acts as may be necessary or appropriate to the conduct of the Company’s business.
6.6    Manager has no Exclusive Duty to Company. A Manager shall not be required to manage the Company as his, her or its sole and exclusive function. The Manager may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor the Sole Member or any Person who is directly or indirectly affiliated with or related to the Company or the Sole Member shall have any right, by virtue of this Agreement, to share or participate in such other activities of a Manager or of the Sole Member or to the income or proceeds derived therefrom.
6.7    Records. The Company shall maintain the following records at the Company’s registered office:
(a)    the full name and last known business or mailing address of the Sole Member;
(b)    a copy of the Certificate of Formation of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;
(c)    copies of the Company’s currently effective written Limited Liability Company Agreement and all amendments thereto, copies of any prior written Limited Liability Company Agreement no longer in effect, and copies of any writings permitted or required with respect to the Sole Member’s obligation to contribute cash, property, or services;
(d)    copies of financial statements of the Company, if any, for the three most recent years;
(e)    minutes of every meeting of the Sole Member and of the Manager; and
(f)    any written consents obtained from the Sole Member for actions taken by the Sole Member without a meeting
6.8    Tax Returns and Fiscal Year. The Company shall file such income tax or informational returns as are required by state or Federal law. The fiscal year of the Company shall be the same as the fiscal year of the Sole Member.
6.9    Exculpation of the Manager. Any act or the failure to do any act by the Manager or, if the Manager is not an individual, any manager, member, stockholder, trustee, officer, director or employee of such Manager, the effect of which results in loss or damage to the Company, shall not give rise to any liability to the Company by the Manager if done in good faith to promote the best interests of the Company or if done pursuant to advice of independent legal counsel, accountants or other experts selected, engaged or retained by the Company with reasonable care. The preceding sentence shall not relieve any Person of liability for gross negligence, bad faith, fraud or misappropriation of Company assets.
6.10    Indemnification of Manager; Insurance. The Company shall fully indemnify the Manager, or, if the Manager is not an individual, any manager, member, stockholder, trustee, officer, director, member, manager or employee of such Manager to the same and fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereinafter from time to time permit. The Company shall also have the power to purchase and maintain insurance on behalf of the Manager against any liability asserted against the Manager and incurred by the Manager in any such capacity or arising out of his, her or its status as a Manager, whether or not the Company would have the power to indemnify the Manager against such liability under the provisions of this Section 6.10 or applicable law.
6.11    Salary and Expenses. The Manager shall be entitled to reasonable compensation for services as reasonably determined by the Sole Member and is also entitled to reimbursement by the Company for reasonable and necessary out-of-pocket expenses incurred by the Manager on behalf of the Company.
6.12    Resignation. Any Manager may resign at any time by giving written notice to the Sole Member. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
6.13    Vacancies. Any vacancy occurring for any reason in the office of Manager may be filled by the decision of the Sole Member.
6.14    Related-Party Transactions. The Manager may cause the Company to enter into any contract or engage in any transaction with the Sole Member or another Person directly or indirectly affiliated or connected with the Sole Member as long as the terms of such contract or transaction are commercially reasonable.
6.15    Meetings. No annual or special meetings of the Sole Member are required.
6.16    Appointment of Officers. From time to time, the Manager may appoint one or more Officers of the Company. The Manager shall determine the title, duties, responsibilities and compensation of each Officer, and shall be entitled to delegate to each Officer those duties and obligations of the Manager as set forth herein or as otherwise permitted hereby or by the Act that are consistent with such Officer’s position and scope of responsibility; provided, however that each Officer shall be subject to such restrictions on authority and conduct as the Manager may determine in the Manager’s sole discretion, and provided, further, that no such delegation shall relieve the Manager of such Manager’s duty to act in good faith and in a manner that such Manager reasonably believes to be in the best interests of the Company. Subject to the provisions of any written contract of employment that may be entered into between the Company and any such Officer, each Officer shall hold his or her office at the pleasure of the Manager and may be removed by the Manager at any time in the Manager’s sole and absolute discretion. Alternatively, any Officer may resign upon prior written notice to the Manager, and the acceptance of resignation shall not be required to make it effective.
ARTICLE VII:
ADMISSIONS, TRANSFERS, AND WITHDRAWALS
7.1    Admission of Member. Except as otherwise provided in Section 8.1 hereof, no Person, including a Successor in Interest, shall be admitted as a member of the Company after the date of formation of the Company without the written consent or approval of the Sole Member at the time of such admission, regardless of whether such Person has acquired an Interest in the Company from the Sole Member or from the Company as an original issuance. Upon admission, such Person shall execute a counterpart of this Agreement and shall assume in writing any and all obligations associated with its Interest.
7.2    Rights of Successor in Interest. A Successor in Interest shall not have or enjoy any right to participate in the management of the Company or any other rights of a member under the Act or this Agreement, unless and until such Successor in Interest is admitted as a member pursuant to Section 7.1 hereof.
7.3    Right to Withdraw. The Sole Member may withdraw from the Company at any time by mailing or delivering a written notice of withdrawal to the Manager.
7.4    Restrictions on Transfers. No interest of the Company may be sold, assigned, transferred, exchanged, mortgaged, pledged, granted, hypothecated, or otherwise disposed of without the written consent of the Sole Member. Any attempted disposition of the Sole Member’s Interest, or any portion thereof, not approved by the Sole Member shall be null and void, and the Company shall not recognize any such attempted disposition except as provided in this Section 7.4.
7.5    Rights of Assignee. The purchaser or other transferee of the Sole Member’s Interest in the Company shall have only the right to receive the distributions and allocations of taxable income or loss to which the Sole Member would have been entitled under this Agreement with respect to the transferred Interest and shall not have or enjoy any right to participate in the management of the Company or to receive any financial information or reports relating to the Company or any other rights of a member under the Act or this Agreement, unless and until the purchaser or transferee is admitted as a member pursuant to Section 7.1 hereof.
7.6    Investment Representations and Agreements. The Sole Member hereby represents and warrants to the Manager and to the Company that its acquisition of an Interest in the Company is made for its own account for investment purposes only and not with a view to the resale or distribution of such interest, except insofar as the Securities Act of 1933, as amended, and any applicable securities law of any state or other jurisdiction permit such acquisition to be made for the account of others or with a view to the resale or distribution of such interest without requiring that such interest, or the acquisition, resale or distribution thereof, be registered under the Securities Act of 1933, as amended, or any applicable securities law of the United States or any state or other jurisdiction. The Sole Member agrees that it will not sell, assign or otherwise transfer its Interest in the Company or any portion thereof, to any Person who does not represent and warrant as set forth in this Section 7.6 and agrees to be bound by the transfer restrictions set forth in this Article VII.
ARTICLE VIII:
LIQUIDATION AND WINDING UP
8.1    Dissolution. Except as otherwise provided in this Section 8.1, the Company shall not dissolve upon a Withdrawal Event with respect to the Sole Member or upon the bankruptcy of the Company. If there remains no member after any such Withdrawal Event, the Successor in Interest may (in his, her, or its discretion) become a member of the Company upon giving to the Company written notice of its election to become a member within ninety (90) days thereafter, in which event the Company shall continue. The Company shall dissolve and commence winding up only upon the first to occur of (i) a written election to dissolve by the Sole Member, (ii) an entry of judicial dissolution pursuant to Section 29-785 of the Act, (iii) an administration dissolution under Section 29-786 of the Act, or (iv) a failure of the Successor in Interest to elect to become a member of the Company pursuant to the preceding sentence of this Section 8.1.
8.2    Liquidation. The Manager (or, in the absence of the Manager, a liquidating trustee or agent appointed by either the Sole Member or the Successor in Interest, as applicable) shall, upon dissolution of the Company, proceed to liquidate the Company’s assets and properties, discharge the Company’s obligations, and wind up the Company’s business and affairs as promptly as is consistent with obtaining the fair value thereof. The proceeds of liquidation of the Company’s assets, to the extent sufficient therefor, shall be applied and distributed (to the extent permitted by applicable law) in the following order:
(a)    First, to creditors, including the Sole Member if the Sole Member is a creditor, in the order of priority as required by applicable law;
(b)    Second, to a reserve for contingent liabilities to be distributed at the time and in the manner as the Manager determines in its reasonable discretion; and
(c)    Thereafter, to the Sole Member in proportion to its Percentage Interest at the time of distribution.
8.3    Certificate of Cancellation. When all the remaining property and assets have been applied and distributed in accordance with Section 8.2 hereof, the Manager (or a liquidating trustee or agent appointed by the Member or Successor in Interest in the absence of the Manager) shall cause a Certificate of Cancellation to be filed with the Delaware Secretary of State in accordance with § 18-203 of the Act.
ARTICLE IX:
MISCELLANEOUS
9.1    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.
9.2    Notices. Notices may be delivered either by private messenger service or by mail. Any notice or document required or permitted hereunder to the Sole Member or Manager shall be in writing and shall be deemed to be given on the date received by the Sole Member or Manager; provided, however, that all notices and documents mailed in the United States Mail, postage prepaid, certified mail, return receipt requested, addressed to the Sole Member or Manager at its respective address as shown in the records of the Company, shall be deemed to have been received five days after mailing.
9.3    Severability. If any provision of this Agreement shall be conclusively determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby.
9.4    Binding Effect. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the Sole Member and its respective successors and assigns.
9.5    Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not a part of the context hereof.
9.6    Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the appropriate Person(s) may require.
9.7    No Third-Party Rights. This Agreement is intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to, any other persons or entities whatsoever.
9.8    Amendments. This Agreement may be amended only by a written instrument signed by the Sole Member.
9.9    Authority to Enter into Agreement. By execution of this Agreement below, each Person executing such Agreement represents and covenants as follows:
(a)    The Person has full legal right, power, and authority to enter into this Agreement and to perform the obligations under this Agreement, including the obligation of the Sole Member to make the Capital Contributions set forth in Article III;
(b)    The Agreement constitutes the legal, valid, and binding obligation of the Person enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy and other laws of general application relating to creditors’ rights or general principles of equity; and
(c)    The Agreement does not violate, conflict with, result in a breach of the terms, conditions, or provisions of, or constitute a default or an event of default under any other agreement of which the Person is a party.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Operating Agreement as of the 10th day of September, 2013.
COMPANY:
DRIVER’S SEAT, LLC, a Delaware manager-managed limited liability company

By:
JON EHLINGER, Manager

SOLE MANAGER:

By:
JON EHLINGER, Manager

SOLE MEMBER:
DRIVETIME CAR SALES COMPANY, LLC, an Arizona limited liability company

By:
RAYMOND FIDEL, Manager

[Signature Page to Driver’s Seat LLC Agreement]